Dear Shareholders, 2023 was a transformational year for Instacart. We expanded our lead in selection and quality while making our service faster and more affordable for consumers. As a result, our service is the best it has ever been. This showed up in our solid Q4 results, which demonstrated ongoing momentum in order and GTV growth, expanding profitability, and increasing share of sales in both small and large baskets compared to other digital-first platforms based on third party data. And we expect a strong start to 2024, with Q1 year-over-year GTV growth anticipated to accelerate for a fourth consecutive quarter. Our job is to make it unbelievably easy and convenient for anyone to bring food to the table for their family, every single week. And with more than a billion orders delivered, we’ve unlocked scale that no other online grocery marketplace has achieved, so we can make our service more affordable for customers. The simplicity and effortlessness of our service conceals more than a decade of deep integrations with retailers, AI-powered inventory availability systems that handle thousands of real-time changes per minute, and customizations that are at the heart of what has made Instacart North America’s largest online grocery marketplace. Our strong lead enables us to further innovate and differentiate in ways others can’t as we continue to raise the bar across the most important dimensions of online grocery: ● The best selection: Retailers partner with us because doing so gives them an edge and enables them to reach high value, incremental customers – on our marketplace as well as on their Instacart-powered, owned and operated properties. We invest more in custom-built grocery technology than any grocer could on their own, and our technology is deeply embedded into retailer operations. That technology brings over 85,000 stores across more than 1,500 retail banners to our marketplace, while also powering white label storefronts and fulfillment for over 600 of those banners. Our technology includes a robust set of services – EBT SNAP, Loyalty, Virtual Convenience, Pickup, Alcohol, and more. And thanks to a shared architecture, the white label storefronts are as feature-rich and delightful as our own marketplace. In the last few months alone, we launched EBT SNAP nationwide with Costco and all Kroger banners and we added Whole Foods Market to our marketplace in Canada. ● The best quality: Scale drives quality, and quality drives large baskets and recurring orders. We gather billions of data points about everything from real-time understanding of inventory on shelves, to shopping habits, to replacements – data that powers the largest and most sophisticated AI engine among online grocery marketplaces. As a result, we have best-in-class order accuracy and quality, earning us the right to deliver all of our customers’ groceries for the week - not just the occasional bag of chips or pint of ice cream. And our average order value of $113 includes fresh produce or meat in two-thirds of orders, which is a top driver of recurring behavior as customers return to replenish those items. You simply can’t win in grocery until customers trust you to pick their steak or bananas, which is why we’re even making it so you can choose your preferred ripeness (I like mine overripe, in case you were wondering). 2

● The fastest speed: Speed drives unparalleled conversion for large and small baskets, while reducing cost to serve. Priority delivery is among our most popular service options, chosen by customers on 38% of orders in Q4’23 compared to 29% in Q4’22. Nearly 25% of our typical priority orders are now delivered in 30 minutes or less, rivaling the attempts of ultrafast or convenience services but doing so profitably and with 10-20x as much selection. Instacart shoppers visit large format stores an average of 14 times per day, so chances are a shopper is already at or near the store by the time you place your order. And in Q4, our batch rate1 increased 11% year-over-year. This means shoppers completed orders faster and shopped more orders at the same time, increasing their earnings opportunities while reducing cost for Instacart. ● The best advertising platform: Customers rely on us for recurring large basket orders delivered in minutes, and brands use Instacart to connect with those high-intent customers. As a result, we’re able to command upwards of $3 per order in on-platform advertising & other revenue and on average, we deliver more than 15% sales lift for brands, which allows us to keep costs low for customers and retailers. Nearly half of our customers report having discovered a new brand on Instacart, and nearly 8 in 10 of them went on to purchase that brand. Now we’re using our data and insights to build a retail media network and expand that footprint to off-platform surfaces. By partnering with Google, The Trade Desk, Roku and more, we’re helping brands create more performant and targeted campaigns across channels like search, social, programmatic, CTV, and linear TV. Inventing the future of grocery Together, we believe our critical advantages and relentless product enhancements make it incredibly hard for any other player in the industry, or any single grocer, to replicate the experience we deliver, at the competitive cost and scale we deliver it at. This is why we remain the clear category leader and continued to increase our share of sales among digital first platforms in Q4 and 2023 year-over-year with more than 50% share in small baskets ($75 and below) and more than 70% share in large baskets ($75 and above). While other players work on problems we solved 5 years ago, we are busy inventing the technologies that will transform the grocery industry over the next 5 years. For example, we know that the future of grocery is omnichannel, and we’re investing in new technologies like our Caper Carts so retailers can serve customers online and in-store in an engaging and personalized way. While it is still early days, once Caper is fully rolled out at a location, we see Net Promoter Scores of more than 70, so we have now built a smart cart that customers love, that retailers want in their stores, and that brands want to advertise on. With our launch of ads on Caper Carts, brands can now target in-store customers and retailers can participate in a new revenue stream. Finally, we have a vast, differentiated, real-time grocery data set thanks to signals from consumers, shoppers, brands, and Caper sensors. This gives us a tremendous opportunity to help retailers and brands modernize their operations in new ways over the coming years. 1 Batch rate refers to the average number of orders per completed batch. It excludes any batch containing a priority, rapid delivery, or pickup order, which orders by design are typically not included in batches with multiple orders. 3

While we’re excited about these long-term growth opportunities, we remain incredibly focused on expanding our lead and accelerating online grocery adoption within our core product. Our consumer product is the best it has ever been, enabling us to invest more than we ever have before on marketing and incentives that have the ability to resurrect and attract new users as well as deepen engagement with existing users. We’re doing all of this while maintaining our relentless focus on profitable growth and our long-term financial targets. We’re also positioning Instacart to take on our most ambitious bets while streamlining how we operate. Today, we made the tough decision to part with approximately 250 of our talented team members. This will allow us to reshape the company and flatten the organization so we can focus on our most promising initiatives that we believe will transform our company and industry over the long-term. I am confident this will enable us to execute with even more focus and efficiency moving forward. Conclusion Overall, I am proud of our team’s hard work that delivered solid Q4 results and set us up for an even better 2024. I believe that we have a strong and highly defensible leadership position that, when combined with accelerating growth, will generate more shareholder value over time. I am confident in our ability to execute, which is why we authorized an additional $500 million for share repurchases, bringing our total buyback program to $1 billion. I am excited to continue growing the pie for our partners, teams, and shareholders in 2024 and beyond. Fidji Simo Chief Executive Officer 4

Additional Business Updates

Consumers

The holiday season is a busy, expensive time of year for our customers, so delivering a high-quality service that helps them make the most of their time and money is critical. Below are a few highlights:

- **Delivered consistently high-quality service during the holiday season**, including the days leading up to Thanksgiving and Christmas, two of our busiest times of the year. By efficiently balancing above-average demand with shopper availability, we fulfilled more orders with higher reliability compared to prior holiday seasons.
- Improved **affordability** by **increasing marketplace loyalty and club membership-linked orders** 30% year-over-year and by growing loyalty and club membership savings more than 90% year-over-year in Q4. These improvements contributed to customers saving an average of more than $4.50 on items in their marketplace orders - up more than 20% year-over-year.
- **Made holiday gifting easier** with our first-ever "Deal Week" in December — seven days of deals up to 40% off from retailers like Best Buy, Kiehl's, Petco, and more. Gifting is an important use case on Instacart and we are excited to replicate this incentive program for future holidays like Valentine's Day.
- **Improved the product experience with new features**, including:
  - Introduced **ETAs for Pickup** orders, a significant improvement over scheduled windows only.
  - Introduced an **"in-season" tag for produce** to highlight seasonally-available items and help customers feel confident adding fresh items to their cart, which we believe is key to habituating weekly shopping behavior.
- **Rolled out additional ways for customers to pay** in a centralized, seamless manner with Instacart Health Wallet:
  - Launched **FSA/HSA payment acceptance** for eligible items allowing customers to use their health benefit funds directly on Instacart. About one out of five Americans have an HSA or an FSA account, and each year, they forfeit billions of dollars in unused FSA funds.
  - Launched **SNAP** with **all Kroger banners** and **Costco nationwide**. We now offer online SNAP acceptance from more than 170 retail banners across more than 14,000 stores, reaching more than 96% of U.S. SNAP households.


12:30
50 Beale St
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Now live: 'Tis a Big Deal Week!
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Shop Deal Week

Held our first-ever 'Tis a Big Deal Week' with seven days of deals


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FSA/HSA *1234 + Visa *3456
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FSA/HSA items $54.26
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Discounts applied -$10.50
Subtotal $46.26
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FSA and HSA cards can now be used directly at checkout

Q4 2023
5

- **Launched our first streaming service benefit** for Instacart+ members in partnership with [Peacock](). In addition to providing Instacart+ members with Peacock Premium at no additional cost (currently a $5.99/month value) we also teamed up with NBC Universal for this custom advertisement across their platform.


12:30
instacart+
peacock
Your Instacart+ membership unlocks Peacock at no extra cost
Benefits include:
Hit movies
Exclusive originals
Live sports
Activate Peacock now
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Provided a Peacock subscription to U.S.-based Instacart+ members

Retailers

We are deepening our relationships with the more than 1,500 retailer banners we work with to drive more growth and efficiency from their more than 85,000 locations. We are also building momentum with our omni-channel solutions. Below are a few recent highlights:

- **Welcomed several retailers to Instacart Marketplace**, including:
    - Grocers: **Whole Foods Market Canada** and **Reasor's**.
    - Vertical retailers: **Kiehl's** in the U.S. (following our Canadian roll out last year), **PetValu,** one of North America's largest brick and mortar pet retailers, and **Public Lands**, a banner of DICK's Sporting Goods.
- **Deepened our retailer partnerships**, including the following:
    - Upgraded **Costco** to **Storefront Pro**, our premier white-label e-commerce experience. Instacart powers Costco same-day delivery across native apps and web, including EBT SNAP support and a Costco-member exclusive Instacart+ membership. Members can seamlessly shop and save across Costco's owned and operated properties and the Instacart marketplace.
    - Expanded our partnership with **Woodman's Markets**, a regional grocer in Wisconsin and Illinois. Woodman's will be adopting several Instacart solutions, rolling out a **Storefront Pro** white label e-commerce site, launching a retail media network with **Carrot Ads**, integrating native **loyalty** sign-up and offering **pickup** service.
    - Launched **native loyalty sign-up** with **Save Mart**, enabling customers to join their loyalty program directly from the Instacart App. Retailers that allow customers to use their loyalty account in the Instacart App have seen better engagement.
    - Just in time for the holidays, we unlocked **alcohol delivery in New Jersey,** and are already partnering with **Stop & Shop**, **Total Wine & More**, **Wegmans** and more. Instacart now powers alcohol delivery and pickup across 28 states plus Washington, D.C.


12:30
WHOLE FOODS
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For you
Buy Again
Deals
Catering
Household
Hard Cheeses
Mahon - Miticha
Garrotxa - Saint Gil D Albio
Soft Cheeses

Welcomed Whole Foods Market Canada to Instacart Marketplace

Q4 2023

6

- Launched "Fairway Now" **virtual convenience** with **Fairway Market**, leveraging Instacart's fast fulfillment solutions to unlock last-minute shopping for Fairway customers in as fast as 30-minutes.

- Unlocked **urban delivery** with the opening of **Wegmans'** Astor Place store in the heart of Manhattan. To best serve customers from this unique location, we worked with Wegmans to build out an operational space that is purposefully-designed to facilitate deliveries. We also made it seamless for shoppers on two-wheels (bikes, mopeds) or on-foot to complete orders. After just a few months, this store is already one of the busiest on our marketplace with hundreds of orders filled daily.


12:30
Head to this store
Parking instructions
Delivery-only:
Go to loading dock on 8th St and follow in-app instructions
Shop + Deliver:
-Parking may be available at 375 Lafayette St. If available, validate ticket in basement eComm room
-Street parking on Broadway, Wanamaker & 10th
Got it

Unlocked urban delivery with the opening of Wegmans' Astor Place store

- **Continued to strengthen our enterprise suite of offerings** for our retailers both online and in-store:

  - Our **Eversight Price and Promo Optimization** tools and services are gaining momentum with retailers. This includes **'Smart' Rounding**, a machine learning-driven tool that helps retailers improve price perception and drive incremental sales for the dozen of early-adopting retailers leveraging the product. It also includes **Item Pricing**, and **Category** and **Geo Optimization**, where we help retailers analyze their pricing, in-store and online, at the item, category and geographical level. By thoughtfully pricing certain items with high or low price sensitivity, retailers have seen customers' overall price perception improve and their engagement increase as a result. For some of our major grocery partners, this has led to millions of dollars in annual incremental sales.

  - During the fourth quarter when holiday catering was in peak demand, **FoodStorm**, our catering software for grocers, launched a dozen new retailers, including its new partnership with Sprouts Farmers Market across all of its 400+ locations.

  - **Carrot Tags 'pick to light'** technology – which lets shoppers activate a flashing light on an electronic shelf tag – is now live in 60 **Schnucks** stores. This new integration is already demonstrating improvements in item found rates as it helps shoppers locate one or more items on the shelf in succession.


SPROUTS
FULLY PREPARED HOLIDAY MEALS

FoodStorm managed seamless holiday food ordering and pickup nationwide

Q4 2023
7

Brands

Our brand partners are constantly looking for more ways to drive incremental growth of their products. By leveraging our unique data and insights, we can help our more than 5,500 active brand partners achieve their goals and attract high-intent consumers both on and off our marketplace. Below are a few recent highlights:

- Continued to improve our **contextual recommendations** for our **sponsored product ad experiences** to help encourage discovery and basket building. We have found that these suggestions drive up to 40% increases in ad engagement and by using machine learning and large language models, we are better able to predict a customer's next purchased item and offer even more dynamic and personalized recommendations.

- We continue to enhance our **measurement capabilities** to help our brand partners understand the impact of their Instacart Ads campaigns in growing their businesses and driving incremental sales. We recently completed case studies with Challenge Dairy, Good Culture Little Leaf Farms, Liquid Death, MALK, Nick's, Olipop, Serenity Kids, and TopFox.

- We continue to help our emerging brand partners raise awareness and drive business results with our technology, expertise, and retail partnerships. This includes introducing Sell Sheets and **Brand Explorer** to make it easier for brands to market their products to retailers, and easier for retailers to learn about new brands and products. We also released our annual list of Emerging Brands to Watch, featuring 75 of the fastest-growing emerging brands on Instacart.

- Introduced ads on Caper Carts, our AI-powered smart carts, bringing the power of our leading online ad solutions to physical stores and customers. On average, customers spend more than 30 minutes shopping in-store with a Caper Cart. Pilot partners include **Del Monte Foods**, **Dreyer's Grand Ice Cream**, and **General Mills**.

- Announced a new partnership with Google that lets Instacart deliver Google Shopping Ads for our brand partners. By leveraging our leading retail media data, we can optimize the overall effectiveness of the ads for our partners. Pilot brand partners include **Danone** and **Kraft Heinz** as well as **Publicis Media** agency's CPG clients.


Self-Checkout Cart
START SHOPPING

Ads on Caper gives brands a new way to advertise in-store



Google Ads partnership helps Instacart's brand partners reach customers shopping on Google

Q4 2023

8

Shoppers

We are constantly investing in the community of approximately 600,000 Instacart shoppers because we know they are a critical part of delivering a high-quality customer experience. Below are a few highlights:

- The most **experienced shoppers** are now fulfilling the majority of our orders, which has a direct correlation to better order quality with higher found rates and lower order issue rates.



Experienced Shopper % of Batches
Order Issue Rate
January 2022 through December 2023

- Introduced two **changes to shopper ratings**. First, shoppers' overall rating will now be determined by their last 100 customer *ratings*, rather than the last 100 *orders*, as customers occasionally forget (or choose not) to rate their shoppers. Second, to help with protecting the average rating that shoppers work hard to earn, Instacart now drops the two lowest ratings once a shopper has 100 ratings and removes low ratings due to issues with Instacart replacement suggestions.

- Released our first-ever [Instacart Economic Impact Report], quantifying the company's economic impact across all four sides of the Instacart marketplace. Results found that Instacart generated more than $15 billion in earnings for Instacart shoppers.

- Successfully managed **holiday season shopper supply** by increasing shopper promotions and optimizing pay to support higher demand. We also ran a shopper sweepstakes to further encourage shopping over the holidays.



12:30
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Improved how shopper ratings are calculated



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instacart
Win a year of free groceries
To recognize and thank shoppers for all they do for their communities this holiday season, we're giving away a year of free groceries to 52 shoppers.
Each time you shop between today (11/20) and January 1st, you'll be entered for a chance to win a $5,200 Instacart gift card. On certain days, you'll be entered for a chance to win twice for one completed order. See below for more details about this exciting holiday sweepstakes.
Learn more
Win a $5,200 gift card

A shopper sweepstakes further encouraged shopping over the holidays

Q4 2023
9

Full Year 2023 Financial Update Full Year 2023 Highlights ● GTV of $30,322 million, up 5% year-over-year. ● Orders of 269.2 million, up 3% year-over-year. ● Total revenue of $3,042 million, up 19% year-over-year, representing 10.0% of GTV. ● Transaction revenue of $2,171 million, up 20% year-over-year, representing 7.2% of GTV. ● Advertising & other revenue of $871 million, up 18% year-over-year, representing 2.9% of GTV. ● GAAP gross profit of $2,278 million, up 24% year-over-year, representing 7.5% of GTV and 75% of total revenue. ● GAAP net loss of $1,622 million, representing 5.3% of GTV and 53% of total revenue, was down $2,050 million year-over-year, reflecting a $2,723 million increase in stock-based compensation (SBC), which was significantly elevated in the quarter of our IPO2, and a prior year benefit from the release of the vast majority of our deferred tax valuation allowance3. ● Adjusted EBITDA of $641 million, up 243% year-over-year, representing 2.1% of GTV and 21% of total revenue. 3GAAP Net income in FY’22 included a $358 million tax benefit from the release of our valuation allowance on our deferred tax assets in the United States. 2 In FY’23, we expensed $2,756 million of SBC primarily associated with the cumulative vesting of certain equity awards in connection with our IPO related to grants made before we became a public company, compared to $33 million of SBC in FY’22. 10

Q4’23 Financial Update Q4’23 Highlights ● GTV of $7,891 million, up 7% year-over-year. ● Orders of 70.1 million, up 5% year-over-year. ● Total revenue of $803 million, up 6% year-over-year, representing 10.2% of GTV. ● Transaction revenue of $560 million, up 6% year-over-year, representing 7.1% of GTV. ● Advertising & other revenue of $243 million, up 7% year-over-year, representing 3.1% of GTV. ● GAAP gross profit of $608 million, up 5% year-over-year, representing 7.7% of GTV and 76% of total revenue. ● GAAP net income of $135 million, representing 1.7% of GTV and 17% of total revenue, was down $331 million year-over-year, reflecting a prior year benefit from the release of the vast majority of our deferred tax valuation allowance4. ● Adjusted EBITDA of $199 million, up 50% year-over-year, representing 2.5% of GTV and 25% of total revenue. GTV, Orders & Total Revenue GTV of $7,891 million was up 7% year-over-year and above the high end of our guidance range of 5 to 6% year-over-year growth. Our stronger than expected performance was driven by orders of 70.1 million, which grew 5% year-over-year, and average order value (AOV) of $113, up 1% year-over-year. During the quarter, GTV performance from our mature cohorts (2021 and prior) collectively declined year-over-year, but the rate of the decline improved in Q4 versus Q3, a trend we have now seen for three consecutive quarters. This decline continued to be more than offset by new customer activations. We also continued to deliver a higher-quality mix of GTV growth. Orders drove the majority of our GTV increase and AOV growth tempered as we lapped higher inflation rates last year. Total revenue was $803 million, up 6% year-over-year, primarily driven by GTV growth as both transaction revenue and advertising & other revenue largely grew in-line with GTV. 4GAAP Net income in Q4’22 included a $356 million tax benefit from the release of our valuation allowance on our deferred tax assets in the United States. 11

Transaction Revenue and Advertising & Other Revenue In Q4, transaction revenue was $560 million, up 6% year-over-year. It now represents 7.1% of GTV, compared to 7.2% of GTV in Q4’22. While we continue to drive fulfillment efficiencies, we are also reinvesting in consumer incentives targeted at user acquisition, habituation, and resurrection. Advertising & other revenue was $243 million, up 7% year-over-year, driven by continued strength in our shoppable display and video formats and ongoing momentum from our initiatives to deliver and demonstrate value to advertisers. Advertising & other investment rate5 was 3.1%, flat year-over-year compared to Q4’22. The prior year period benefitted from the launch of shoppable display and shoppable video, which drove advertising & other investment rate to increase 47 bps year-over-year. GAAP Gross Profit GAAP gross profit was $608 million, up 5% year-over-year. It now represents 7.7% of GTV and 76% of total revenue compared to 7.8% of GTV and 76% of total revenue in Q4’22. The year-over-year increase in GAAP gross profit was primarily driven by growth in both transaction revenue as well as advertising and other revenue. 5 Defined as advertising & other revenue as a percent of GTV. 12

Operating Expenses GAAP total operating expenses of $562 million represented 7.1% of GTV in Q4’23 compared to 6.4% in Q4’22. The increase in operating expenses was primarily due to the impact of SBC following our IPO in September 2023. In Q4’23, SBC within total operating expenses represented 1.8% of GTV compared with 0.1% in Q4’22. Adjusted total operating expenses, which excludes the impact of SBC and certain other expenses, were $416 million and represented 5.3% of GTV compared to 6.1% of GTV in Q4’22. This year-over-year improvement was mainly driven by adjusted R&D and adjusted S&M growing slower year-over-year than GTV. GAAP Net Income, Adjusted EBITDA & Operating Cash Flow GAAP net income of $135 million, representing 1.7% of GTV and 17% of total revenue, was down $331 million year-over-year. In Q4’22, GAAP net income included a $355 million benefit primarily from the release of the vast majority of our valuation allowance as it was determined more likely than not that our U.S. federal and state net deferred tax assets will be realized given our expectation of sustained profitability in future periods. In Q4’23, we also had higher operating expenses primarily due to the impact of SBC following our IPO in September 2023. Adjusted EBITDA was $199 million, which was above the high end of our guidance range of $165 million to $175 million. It represented 2.5% of GTV and 25% of total revenue, while growing by $66 million or 50% year-over-year. In Q4’23 we also generated operating cash flow of $233 million, up $184 million year-over-year. 13

Q1’24 Financial Outlook We expect GTV of $8,000 million to $8,200 million, representing year-over-year growth of 7% to 10%. We expect the composition of this growth to continue to be driven more by orders growth than AOV growth. This outlook includes the added benefit of leap day as well as seasonality. We expect adjusted EBITDA of $150 million to $160 million, representing 1.9% to 2.0% of GTV. This outlook includes seasonally lower advertising & other revenue and continued spend on marketing and consumer incentives to drive profitable long-term growth. We have not provided the forward-looking GAAP equivalent to our adjusted EBITDA or adjusted total operating expenses outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation, certain legal and regulatory accruals and settlements, and reserves for sales and other indirect taxes. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that these reconciling items could have a significant effect on future GAAP results. Live Conference Call Instacart management will host a conference call to discuss the company's results and financial outlook at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Tuesday, February 13. To access a live webcast of the conference call, please visit our Investor Relations website at https://investors.instacart.com. After the call concludes, a replay will be made available on the Investor Relations website. 14

Forward-Looking Statements This letter and the accompanying oral presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including without limitation statements regarding our financial outlook, trends in our business, our plans and expectations regarding future products, features and partnerships, including expansion of our capabilities and services, developments in the grocery industry at-large, our ability to generate shareholder value, our strategic priorities, investments, and initiatives, and our share repurchase program. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. The forward-looking statements contained in this letter and the accompanying oral presentation are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to, those related to our ability to achieve or maintain profitability and profitable growth; our ability to operate our business and effectively manage our growth and margins under evolving and uncertain macroeconomic conditions, such as high inflation and recessionary environments; our ability to effectively manage the increasing scale, scope, and complexity of our business; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; economic and industry trends; our ability to attract and increase engagement of customers and shoppers; our ability to maintain and expand our relationships with retailers and advertisers; competition in our markets; the subsiding effects of the COVID-19 pandemic; our ability to expand our offerings to existing or new customers, retailers, and advertisers and whether retailers and advertisers launch or utilize our offerings in the manner and timing that we expect; our ability to continue to grow across our current markets and expand into new markets; our estimated market opportunity; the occurrence of any security incidents or disruptions of service on our platform or technology offerings; our ability to develop new products, offerings, features, and use cases and bring them to market in a timely manner, and whether current and prospective customers, retailers, advertisers, and shoppers will adopt these new products, offerings, features, and use cases; our reliance on key personnel and our ability to attract, integrate, and retain management and skilled personnel, particularly in light of our workforce restructuring; our ability to acquire and successfully integrate other businesses; legal and governmental proceedings, new or changes to laws and regulations and other regulatory matters and developments, particularly with respect to the classification of shoppers on our platform; and our reliance on third-party devices, operating systems, applications, and services that we do not control; as well as other risks described from time to time in our filings with the Securities and Exchange Commission (SEC), including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 13, 2023. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter and the accompanying oral presentation primarily on information available to us as of the date of this letter and the accompanying oral presentation and our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or 15 combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Except as required by law, we undertake no obligation, and do not intend, to update these forward-looking statements. Key Business Metrics We use the following key business metrics to help us evaluate our business, identify trends affecting our performance, formulate business plans, and make strategic decisions. ● Gross Transaction Value (GTV):We define GTV as the value of the products sold based on prices shown on Instacart, in addition to applicable taxes, deposits and other local fees, and customer tips, which go directly to shoppers, and customer fees, which include flat subscription fees related to Instacart+ that are charged monthly or annually, and other fees. GTV consists of orders completed through Instacart Marketplace or services that are part of the Instacart Enterprise Platform. We believe that GTV indicates the health of our business, including our ability to drive revenue and profits, and the value we provide to our constituents. ● Orders:We define an order as a completed customer transaction to purchase goods for delivery or pickup from a single retailer on Instacart during the period indicated, including those completed through Instacart Marketplace or retailer’s owned and operated online storefronts that are powered by Instacart Enterprise Platform. We believe that orders are an indicator of the scale and growth of our business as well as the value we bring to our constituents. Non-GAAP Financial Measures We use the following non-GAAP financial measures in conjunction with GAAP measures to assess performance, to inform the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to discuss our business and financial performance with our board of directors. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry. Adjusted EBITDA, Adjusted EBITDA as a Percent of GTV, and Adjusted EBITDA Margin.We define adjusted EBITDA as net income (loss), adjusted to exclude (i) provision for (benefit from) income taxes, (ii) interest income, (iii) other income (expense), net, (iv) depreciation and amortization expense, (v) stock-based compensation expense, (vi) payroll tax expense related to the vesting and settlement of certain equity awards, (vii) certain legal and regulatory accruals and settlements, net, (viii) reserves for sales and other indirect taxes, (ix) COVID-19 response initiatives, (x) acquisition-related expenses, and (xi) non-capitalizable expenses related to the public listing of our common stock and issuance costs related to the issuance of our Series A Preferred Stock. We define adjusted EBITDA margin as adjusted EBITDA as a percent of total revenue. 16

We use adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin because they are important measures upon which our management assesses our operating performance and the operating leverage in our business. Because adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance, including as an indication of our total revenue growth and operating efficiencies when compared to GTV and total revenue over time, we use them to evaluate the effectiveness of our strategic initiatives and for business planning purposes. We also believe that adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin, when taken collectively, may be useful to investors because they provide consistency and comparability with past financial performance, so that investors can evaluate our operating efficiencies by excluding certain items that may not be indicative of our business, results of operations, or outlook. In addition, we believe adjusted EBITDA is widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of operational performance. Adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin should not be considered as alternatives to net income (loss), net income (loss) as a percent of GTV, net income (loss) as a percent of total revenue, or any other measure of financial performance calculated and presented in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin rather than net income (loss), net income (loss) as a percent of GTV, and net income (loss) as a percent of total revenue, which are the most directly comparable GAAP measures. Some of these limitations are that each of adjusted EBITDA, adjusted EBITDA as a percent of GTV, and adjusted EBITDA margin: ● excludes stock-based compensation expense; ● excludes payroll taxes related to stock-based compensation expense; ● excludes depreciation and amortization expense, and although these are non-cash expenses, the assets being depreciated may have to be replaced in the future, increasing our cash requirements; ● does not reflect the positive or adverse adjustments related to the reserve for sales and other indirect taxes or certain legal regulatory accruals and settlements; ● does not reflect interest income which increases cash available to us; ● does not reflect other income that may increase cash available to us; ● does not reflect other income and expense that includes unrealized and realized gains and losses on foreign currency exchange; and ● does not reflect provision for or benefit from income taxes that reduces or increases cash available to us. Effective as of the fourth quarter of 2023, payroll taxes related to stock-based compensation expense were excluded from our calculation of Adjusted EBITDA. We have historically excluded stock-based compensation expense from Adjusted EBITDA, and management believes that excluding the related payroll tax expense is important and consistent, as such payroll tax expense is directly impacted by unpredictable fluctuations in our stock price and therefore may not be indicative of our core operating performance. Prior period comparative amounts were not material and were not recast to conform to this new presentation. Adjusted Cost of Revenue and Adjusted Cost of Revenue as a Percent of GTV.We define adjusted cost of revenue as cost of revenue excluding depreciation and amortization expense and stock-based compensation expense. Adjusted Operations and Support Expense and Adjusted Operations and Support Expense as a Percent of GTV. We define adjusted operations and support expense as operations and support expense excluding depreciation and amortization expense, stock-based compensation expense, and payroll taxes related to stock-based compensation. 17

Adjusted Research and Development Expense and Adjusted Research and Development Expense as a Percent of GTV.We define adjusted research and development expense as research and development expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and acquisition-related expenses. Adjusted Sales and Marketing Expense and Adjusted Sales and Marketing Expense as a Percent of GTV. We define adjusted sales and marketing expense as sales and marketing expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, and acquisition-related expenses. Adjusted General and Administrative Expense and Adjusted General and Administrative Expense as a Percent of GTV.We define adjusted general and administrative expense as general and administrative expense excluding depreciation and amortization expense, stock-based compensation expense, payroll taxes related to stock-based compensation, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, non-capitalizable expenses related to the public listing of our common stock, and issuance costs related to the issuance of our Series A Preferred Stock. Adjusted Total Operating Expenses and Adjusted Total Operating Expenses as a Percent of GTV.We define adjusted total operating expenses as the sum of adjusted operations and support expense, adjusted research and development expense, adjusted sales and marketing expense and adjusted general and administrative expense. We exclude depreciation and amortization expense and stock-based compensation expense from our non-GAAP financial measures as these are non-cash in nature. We exclude payroll taxes related to the vesting and settlement of certain equity awards, certain legal and regulatory accruals and settlements, net, reserves for sales and other indirect taxes, acquisition-related expenses, non-capitalizable expenses related to the public listing of our common stock and issuance costs related to the issuance of our Series A Preferred Stock as these are not indicative of our operating performance. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Our presentation of non-GAAP financial measures may not be comparable to similar measures used by other companies, which reduce their usefulness as comparative measures. In addition, other companies may not publish these or similar measures. Further, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. We encourage investors to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and carefully consider our results under GAAP, as well as our supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the tables included at the end of this letter for the reconciliation of GAAP to non-GAAP results. 18

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions) As of December 31, 2022 2023 ASSETS Current assets: Cash and cash equivalents $ 1,505 $ 2,137 Short-term marketable securities 209 49 Accounts receivable, net 842 853 Restricted cash and cash equivalents, current 75 137 Prepaid expenses and other current assets 109 129 Total current assets 2,740 3,305 Long-term marketable securities 28 — Restricted cash and cash equivalents, noncurrent 19 19 Property and equipment, net 38 135 Operating lease right-of-use assets 41 31 Intangible assets, net 103 77 Goodwill 317 318 Deferred tax assets, net 371 830 Other assets 12 12 Total assets $ 3,669 $ 4,727 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities: Accounts payable $ 88 $ 72 Accrued and other current liabilities 515 451 Operating lease liabilities, current 13 13 Deferred revenue 179 197 Total current liabilities 795 733 Operating lease liabilities, noncurrent 36 27 Other long-term liabilities 80 40 Total liabilities 911 800 Redeemable convertible preferred stock 2,822 — Series A redeemable convertible preferred stock — 177 Stockholders’ equity (deficit): Preferred stock — — Common stock — — Exchangeable shares — — Additional paid-in capital 918 6,382 Accumulated other comprehensive income (loss) (5) 3 Accumulated deficit (977) (2,635) Total stockholders’ equity (deficit) (64) 3,750 Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit) $ 3,669 $ 4,727 19

MAPLEBEAR INC. DBA INSTACART

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in millions, except share amounts, which are reflected in thousands, and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,	
	2022	2023	2022	2023
Revenue	$ 757	$ 803	$ 2,551	$ 3,042
Cost of revenue	180	195	720	764
Gross profit	577	608	1,831	2,278
Operating expenses:				
Operations and support	65	71	252	344
Research and development	148	205	518	2,312
Sales and marketing	172	179	660	961
General and administrative	90	107	339	803
Total operating expenses	475	562	1,769	4,420
Income (loss) from operations	102	46	62	(2,142)
Other income (expense), net	(1)	2	(8)	—
Interest income	10	24	17	81
Income (loss) before benefit from income taxes	111	72	71	(2,061)
Benefit from income taxes	(355)	(63)	(357)	(439)
Net income (loss)	$ 466	$ 135	$ 428	$ (1,622)
Undistributed earnings attributable to preferred stockholders	(377)	—	(351)	—
Accretion related to Series A redeemable convertible preferred stock	—	(2)	—	(2)
Net income (loss) attributable to common stockholders, basic and diluted	$ 89	$ 133	$ 77	$ (1,624)
Undistributed earnings reallocated to common stockholders	20	—	20	—
Accretion related to Series A redeemable convertible preferred stock	—	2	—	—
Net income (loss) attributable to common stockholders, diluted	$ 109	$ 135	$ 97	$ (1,624)
Net income (loss) per share attributable to common stockholders, basic and diluted				
Basic	$ 1.23	$ 0.47	$ 1.08	$ (12.43)
Diluted	$ 1.11	$ 0.44	$ 0.96	$ (12.43)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic and diluted				
Basic	72,060	282,090	71,853	130,616
Diluted	98,298	306,901	101,480	130,616

Q4 2023

20

MAPLEBEAR INC. DBA INSTACART CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions) Three Months Ended Year Ended December 31, December 31, 2022 2023 2022 2023 OPERATING ACTIVITIES Net income (loss) $ 466 $ 135 $ 428 $ (1,622) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization expense 11 10 34 43 Stock-based compensation expense 10 142 33 2,756 Provision for bad debts 3 5 10 23 Amortization of operating lease right-of-use assets 3 3 13 14 Deferred income taxes (373) (65) (373) (459) Other 3 (1) 8 (4) Changes in operating assets and liabilities, net of effects of business acquisitions: Accounts receivable (143) (16) (21) (33) Prepaid expenses and other assets (12) (36) (31) (22) Accounts payable 25 15 25 (16) Accrued and other current liabilities 68 46 141 (62) Deferred revenue (12) (4) 24 18 Operating lease liabilities (3) (4) (13) (15) Other long-term liabilities 3 3 (1) (35) Net cash provided by operating activities 49 233 277 586 INVESTING ACTIVITIES Purchases of marketable securities — (20) (158) (110) Maturities of marketable securities 50 27 394 301 Purchases of property and equipment, including capitalized internal-use software (3) (16) (24) (54) Purchases of patents — (2) (2) (2) Acquisitions of businesses, net of cash acquired — — (93) — Net cash provided by (used in) investing activities 47 (11) 117 135 FINANCING ACTIVITIES Proceeds from the issuance of common stock upon initial public offering, net of underwriting discounts — — — 401 Proceeds from the issuance of Series A redeemable convertible preferred stock — — — 175 Taxes paid related to net share settlement of equity awards — — — (570) Proceeds from exercise of stock options — 3 1 6 Proceeds from exercise of common stock warrants — — 34 — Proceeds from modification of common stock warrants 14 — 14 — Deferred offering costs paid (3) (3) (3) (6) Repurchases of common stock — (36) — (36) Net cash provided by (used in) financing activities 11 (36) 46 (30) Effect of foreign exchange on cash, cash equivalents, and restricted cash and cash equivalents 1 3 (6) 3 Net increase in cash, cash equivalents, and restricted cash and cash equivalents 108 189 434 694 Cash, cash equivalents, and restricted cash and cash equivalents - beginning of period 1,491 2,104 1,165 1,599 Cash, cash equivalents, and restricted cash and cash equivalents - end of period $ 1,599 $ 2,293 $ 1,599 $ 2,293 21

MAPLEBEAR INC. DBA INSTACART

KEY BUSINESS METRICS AND RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,		
	2022	2023	2021	2022	2023
Gross transaction value	$ 7,390	$ 7,891	$ 24,909	$ 28,826	$ 30,322
Orders	66.5	70.1	223.4	262.6	269.2
Net income (loss)	$ 466	$ 135	$ (73)	$ 428	$ (1,622)
Provision for (benefit from) income taxes	(355)	(63)	1	(357)	(439)
Interest income	(10)	(24)	(2)	(17)	(81)
Other (income) expense, net	1	(2)	(12)	8	—
Depreciation and amortization expense	11	10	16	34	43
Stock-based compensation expense	10	142	22	33	2,756
Payroll taxes related to stock-based compensation (1)	—	—	—	—	24
Certain legal and regulatory accruals and settlements, net (2)	13	2	46	50	(4)
Reserves for sales and other indirect taxes (3)	1	(1)	13	(1)	(35)
COVID-19 response initiatives (4)	—	—	3	—	—
Acquisition-related expenses	(4)	—	10	4	(4)
Other (5)	—	—	10	5	3
Adjusted EBITDA	$ 133	$ 199	$ 34	$ 187	$ 641
Net income (loss) as a percent of GTV	6.3 %	1.7 %	(0.3) %	1.5 %	(5.3) %
Adjusted EBITDA as a percent of GTV	1.8 %	2.5 %	0.1 %	0.6 %	2.1 %
Revenue	$ 757	$ 803	$ 1,834	$ 2,551	$ 3,042
Net income (loss) as a percent of total revenue	62 %	17 %	(4) %	17 %	(53) %
Adjusted EBITDA margin	18 %	25 %	2 %	7 %	21 %

(1) Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

(2) Represents certain legal, regulatory, and policy expenses related to worker classification matters.

(3) Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

(4) Represents the cost of all personal protective equipment distributed to shoppers during the COVID-19 pandemic. We ceased excluding this cost following the first quarter of 2022 as the impact of the COVID-19 pandemic and its variant outbreaks on our business subsided.

(5) Represents non-capitalizable expenses related to the public listing of our common stock and issuance costs related to the issuance of our Series A Preferred Stock.

Q4 2023

22

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(unaudited, in millions)

	Three Months Ended				
	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023
Cost of revenue	$ 180	$ 177	$ 189	$ 203	$ 195
Depreciation and amortization expense	(7)	(6)	(6)	(7)	(6)
Stock-based compensation expense	—	—	—	(17)	(1)
Adjusted cost of revenue	$ 173	$ 171	$ 183	$ 179	$ 188
Cost of revenue as a percent of GTV	2.4 %	2.4 %	2.5 %	2.7 %	2.5 %
Adjusted cost of revenue as a percent of GTV	2.3 %	2.3 %	2.4 %	2.4 %	2.4 %
Operations and support	$ 65	$ 67	$ 61	$ 145	$ 71
Depreciation and amortization expense	—	(1)	(1)	—	—
Stock-based compensation expense	—	—	—	(85)	(5)
Payroll taxes related to stock-based compensation [1]	—	—	—	(2)	—
Adjusted operations and support	$ 65	$ 66	$ 60	$ 58	$ 66
Operations and support as a percent of GTV	0.9 %	0.9 %	0.8 %	1.9 %	0.9 %
Adjusted operations and support as a percent of GTV	0.9 %	0.9 %	0.8 %	0.8 %	0.8 %
Research and development	$ 148	$ 127	$ 130	$ 1,850	$ 205
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense	(8)	(2)	(2)	(1,711)	(85)
Payroll taxes related to stock-based compensation [1]	—	—	—	(14)	—
Adjusted research and development	$ 139	$ 124	$ 127	$ 124	$ 119
Research and development as a percent of GTV	2.0 %	1.7 %	1.7 %	24.7 %	2.6 %
Adjusted research and development as a percent of GTV	1.9 %	1.7 %	1.7 %	1.7 %	1.5 %
Sales and marketing	$ 172	$ 161	$ 166	$ 455	$ 179
Depreciation and amortization expense	(2)	(2)	(2)	(2)	(2)
Stock-based compensation expense	(1)	(1)	(1)	(292)	(22)
Payroll taxes related to stock-based compensation [1]	—	—	—	(2)	—
Acquisition-related expenses	3	(1)	5	—	—
Adjusted sales and marketing	$ 172	$ 157	$ 168	$ 159	$ 155
Sales and marketing as a percent of GTV	2.3 %	2.2 %	2.2 %	6.1 %	2.3 %
Adjusted sales and marketing as a percent of GTV	2.3 %	2.1 %	2.2 %	2.1 %	2.0 %

Q4 2023

23

MAPLEBEAR INC. DBA INSTACART

RECONCILIATION OF GAAP TO NON-GAAP RESULTS (CONTINUED)

(unaudited, in millions)

	Three Months Ended				
	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023
General and administrative	$ 90	$ 77	$ 51	$ 568	$ 107
Depreciation and amortization expense	(1)	(1)	(1)	(1)	(1)
Stock-based compensation expense	(1)	(2)	(1)	(500)	(29)
Payroll taxes related to stock-based compensation (1)	—	—	—	(6)	—
Certain legal and regulatory accruals and settlements, net (2)	(13)	(1)	7	—	(2)
Reserves for sales and other indirect taxes (3)	(1)	(1)	12	23	1
Acquisition-related expenses	1	—	—	—	—
Other (4)	—	—	—	(3)	—
Adjusted general and administrative	$ 75	$ 72	$ 68	$ 81	$ 76
General and administrative as a percent of GTV	1.2 %	1.0 %	0.7 %	7.6 %	1.4 %
Adjusted general and administrative as a percent of GTV	1.0 %	1.0 %	0.9 %	1.1 %	1.0 %

	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023
Total operating expenses	$ 475	$ 432	$ 408	$ 3,018	$ 562
Depreciation and amortization expense	(4)	(5)	(5)	(4)	(4)
Stock-based compensation expense	(10)	(5)	(4)	(2,588)	(141)
Payroll taxes related to stock-based compensation (1)	—	—	—	(24)	—
Certain legal and regulatory accruals and settlements, net (2)	(13)	(1)	7	—	(2)
Reserves for sales and other indirect taxes (3)	(1)	(1)	12	23	1
Acquisition-related expenses	4	(1)	5	—	—
Other (4)	—	—	—	(3)	—
Adjusted total operating expenses	$ 451	$ 419	$ 423	$ 422	$ 416
Total operating expenses as a percent of GTV (5)	6.4 %	5.8 %	5.5 %	40.3 %	7.1 %
Adjusted total operating expenses as a percent of GTV (5)	6.1 %	5.6 %	5.7 %	5.6 %	5.3 %

(1) Represents employer payroll taxes related to the vesting and settlement of certain equity awards.

(2) Represents certain legal, regulatory, and policy expenses related to worker classification matters.

(3) Represents sales and other indirect tax reserves, net of abatements, for periods in which we were unable to collect such taxes from customers. We believe this adjustment is useful for investors in understanding our operating performance because in these cases, the taxes were not intended to be a cost to us but rather are to be borne by the customers.

(4) Represents non-capitalizable expenses related to the public listing of our common stock and issuance costs related to the issuance of our Series A Preferred Stock.

(5) Totals of percent of GTV may not foot due to rounding.

Q4 2023

24